Exhibit 99.1

Resource Extraction Payment Report
Ramaco Resources, Inc.
					Payment Amount (in USD) By Payment Type
Segment (or Entity Level *)	Project / Subnational Political Jurisdiction	Resource / Method of Extraction	Governmental Recipient	Payment Description	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Payments for Infrastructure Improvements	Community and Social Responsibility Payments	Total	Fiscal Year

Ramaco Resources, Inc. (*)	Not applicable (*)		U.S. federal government	Federal income taxes (*)	$400,000								$400,000	2023

Appalachian Coal Operations	Virginia	Coal / Underground and open pit
			U.S. federal government	Black lung excise taxes	$86,319								$86,319	2023
			U.S. federal government	Reclamation fees			$94,268						$94,268	2023
	Subtotal for Virginia activities		U.S. federal government		$86,319	$0	$94,268	$0	$0	$0	$0	$0	$180,587	2023

Appalachian Coal Operations	West Virginia	Coal / Underground and open pit
			U.S. federal government	Black lung excise taxes	$516,099								$516,099	2023
			U.S. federal government	Reclamation fees			$291,336						$291,336	2023
	Subtotal for West Virginia activities		U.S. federal government		$516,099	$0	$291,336	$0	$0	$0	$0	$0	$807,435	2023

Total			U.S. federal government		$1,002,418	$0	$385,604	$0	$0	$0	$0	$0	$1,388,022	2023

Summary of payments to the U.S. federal government				Federal income taxes									$400,000	2023
				Black lung excise taxes									$602,418	2023
				Reclamation fees									$385,604	2023
													$1,388,022

(*) The U.S. federal government levies corporate income taxes at the consolidated group level rather than on a per-project basis. The reported amount of federal income taxes paid excludes the U.S. federal income tax refund of $11,758,222 received during 2023.

All payments above were made in U.S. dollars